QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.53

FRESH CHOICE, INC.

2002 HOME OFFICE INCENTIVE PLAN

Purpose:    To reward Home Office management for accomplishments resulting in targeted year-end profit for the Company.

Eligibility:    Officers and Department Managers designated as Directors of the Company who are actively employed by Fresh Choice on December 31, 2001. Those hired after December 31, 2001 may participate at a pro-rated amount unless other arrangements have been made. Participants must be employed by Fresh Choice on the date final incentive pay calculations are completed; incentive pay is not earned until that date. Participants are only eligible to receive incentive pay if the Company achieves 90% or more of Plan. See attached schedule. The 2002 targets include the expense of this program.

Plan Year:    The plan begins on December 31, 2001 and ends on December 29, 2002.

Incentive Pay Available:    The incentive pay available is a percentage of the participant's base salary as of December 31, 2001 at Plan plus 20% of before tax earnings above plan. The pool is allocated among the designated participants based on a predetermined percentage amount. See attached schedule. Actual bonus paid is interpolated according to actual results.

Distribution of Incentive Pay:    Incentive pay will be paid as soon as practical after year end financials are audited and provided that the Company met or exceeded defined levels of performance.

Plan Intent:    Fresh Choice intends to maintain the plan under the terms listed above. However, Fresh Choice reserves the right to modify or terminate the plan at any time.

QuickLinks

  Exhibit 10.53
FRESH CHOICE, INC. 2002 HOME OFFICE INCENTIVE PLAN